UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

NETLIST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

NETLIST, INC.

175 Technology Suite 150

Irvine, California 92618

(949) 435-0025

July 15, 2020

Dear Netlist Stockholder:

We are writing to remind you that the 2020 Annual Meeting of Stockholders of Netlist, Inc. (“Annual Meeting”) will be held on August 7, 2020 at 10:00 a.m., Pacific Time, at the offices of Toppan Merrill Corporation at 2603 Main Street, Suite 610, Irvine, California 92614.

Our records indicate that as of June 9, 2020, the “Record Date” for the Annual Meeting, you held shares of Netlist and, therefore, you are entitled to vote on the matters described in our Definitive Proxy Statement for the Annual Meeting (the “Proxy Statement”) and as set forth on the proxy card attached thereto, which were mailed to you on or about June 26, 2020. Our records indicate that we have not yet received your vote.

REMEMBER: Your vote is important, no matter how large or small your holdings may be. Please take a moment to vote your shares.

In particular, our Board of Directors recommends that you vote your shares in favor of the proposals described in the Proxy Statement and as set forth on the proxy card. Voting promptly may help reduce solicitation costs and will eliminate your receiving follow-up phone calls and/or mailings.

As the date of the Annual Meeting approaches, if we have not received your proxy, you may receive a phone call from a representative of Georgeson LLC (“Georgeson”), our proxy solicitor, reminding you to exercise your right to vote. Should you have any questions with regards to voting your shares, please call our proxy solicitor, Georgeson, at 1-866-295-4321.

Thank you in advance for your participation and your consideration in this extremely important matter.

Sincerely,

Gail Sasaki Vice President, Chief Financial Officer and Corporate Secretary